Exhibit 99.1

FOR IMMEDIATE RELEASE

Blue Foundry Bancorp Reports Third Quarter 2022 Results

RUTHERFORD, NJ, October 26, 2022 — Blue Foundry Bancorp (NASDAQ:BLFY) (the “Company”), the holding company for Blue Foundry Bank (the “Bank”), today reported net income of $1.2 million, or $0.05 per diluted common share, for the three months ended September 30, 2022, compared to $40 thousand, or $0.00 per diluted common share, for the three months ended June 30, 2022, and a net loss of $15.0 million for the three months ended September 30, 2021.

Net income was $1.8 million, or $0.07 per diluted common share, for the nine months ended September 30, 2022 compared to a net loss of $16.7 million for the nine months ended September 30, 2021.

Pre-provision net revenue was $1.1 million for the quarter, an increase of $586 thousand compared to the prior quarter, and an increase of $1.8 million compared to the prior year quarter.

“Our third quarter performance reflects the positive momentum achieved through the execution of our strategic priorities,” said James D. Nesci, President and Chief Executive Officer. “Strong loan growth and core deposit growth coupled with a continued focus on expense management drove a significant improvement in operating results.”

Highlights for the third quarter of 2022:
•Gross loans grew by $68.1 million, or 4.8%, compared to the linked quarter, excluding Paycheck Protection Program (“PPP”) loans, led by commercial real estate products.
•Loan originations totaled $171.6 million for the quarter, including originations of $130.1 million in multifamily loans, $28.6 million in construction loans, and $7.0 million in non-residential loans.
•Core deposits increased $35.0 million, or 4.0%, compared to the linked quarter. Core deposits now represent 71% of total deposits, compared to 59% one year prior.
•The Company recorded a release of provision for loan losses of $419,000 and a provision for commitments and letters of credit of $170,000.
•Non-interest expense, excluding the provision for commitments and letters of credit, increased $372 thousand or 2.8% sequentially driven by expenses related to the stockholder-approved equity awards for directors, and one-time charges incurred for investor-related activities and an anticipated branch sale.
•Net interest income for the quarter was $13.8 million, an increase of $653 thousand, or 5.0%, compared to the prior quarter, and an increase of $2.7 million, or 24.4%, compared to the prior year quarter.
•Net interest margin was 2.84%, a one basis point increase compared to the prior quarter and a 69 basis point increase from the prior year quarter.
•Accumulated other comprehensive income declined $8.8 million as the rising interest rate environment negatively impacted the fair value of the Company’s available-for-sale investment portfolio.
•During the quarter, 667 thousand shares were repurchased at a weighted average cost of $11.67.
•At our annual meeting, shareholders approved the 2022 Blue Foundry Bancorp Equity Incentive Plan. Accordingly, grants to directors were made on August 26, 2022. These grants cost approximately $320 thousand per quarter.
•In October, the Board of Directors approved stock option grants for officers. These grants are expected to cost approximately $300 thousand per quarter.

Lending Franchise

The Company continues to diversify its lending franchise by focusing on growing the commercial portfolio. During the third quarter of 2022, gross loans increased by $66.6 million primarily due to strong growth within the Company’s multifamily portfolio.

The details of the loan portfolio are below:

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

	(In thousands)
Residential one-to-four family	$591,728	$590,151	$579,083	$560,976
Multifamily	679,474	579,183	517,037	515,240
Non-residential real estate	185,450	211,683	187,310	141,561
Construction and land	12,981	21,010	18,613	23,419
Junior liens	16,653	16,421	18,071	18,464
Commercial and industrial (including PPP)	4,738	5,957	16,201	21,563
Consumer and other	39	47	37	87
Total gross loans	1,491,063	1,424,452	1,336,352	1,281,310
Deferred fees, costs, premiums and discounts, net	3,374	3,821	5,134	6,299
Total loans	1,494,437	1,428,273	1,341,486	1,287,609
Allowance for loan losses	(13,600)	(14,050)	(13,465)	(14,425)
Loans receivable, net	$1,480,837	$1,414,223	$1,328,021	$1,273,184

The commercial and industrial portfolio includes PPP loans, net of deferred fees, which totaled $557 thousand at September 30, 2022, $2.0 million at June 30, 2022, $8.1 million at March 31, 2022, and $16.8 million at December 31, 2021.

Retail Banking Franchise

As of September 30, 2022, core deposits totaled $900.9 million, an increase of $127.7 million or 16.5% from December 31, 2021. The Company’s focus on attracting the full banking relationship of small- to medium-sized businesses through an extensive suite of deposit products continues to support core deposit growth.

The details of deposits are below:

	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

	(In thousands)
Non-interest bearing deposits	$59,636	$52,036	$45,143	$44,894
NOW and demand accounts	385,334	455,776	425,766	363,419
Savings	455,979	358,166	367,177	364,932
Core deposits	900,949	865,978	838,086	773,245

Time deposits	365,548	430,696	444,936	473,795
Total deposits	$1,266,497	$1,296,674	$1,283,022	$1,247,040

Financial Performance Overview:

Third quarter of 2022 compared to the third quarter of 2021

Net interest income compared to the third quarter of 2021:
•Net interest income was $13.8 million, an increase of $2.7 million.
•Net interest margin increased by 69 basis points to 2.84%.
•Yield on average interest-earning assets increased 64 basis points to 3.37% while the cost of average interest-bearing deposits decreased six basis points to 0.46%, reflecting a shift to core deposits.

•Average loans increased by $213.8 million and average interest-bearing deposits decreased by $31.0 million.

Non-interest expense compared to the third quarter of 2021:
•Non-interest expense was $13.7 million, a decrease of $19.4 million driven by the absence in the 2022 quarter of non-recurring expenses of: a $9.2 million loss on pension withdrawal, a $9.0 million charitable contribution, and $1.4 million in debt extinguishment costs.
•Excluding non-recurring items, non-interest expense increased $184 thousand. An increase of $1.4 million in compensation and benefits costs and an increase of $137 thousand in fees for professional services due to higher audit and CECL implementation costs were partially offset by a lower provision for commitments and letters of credit of $1.1 million and a reduction of $478 thousand in advertising and $222 thousand in data processing.

Income tax expense compared to the third quarter of 2021:
•Income tax expense was $123 thousand compared to an income tax benefit of $6.2 million for the prior year quarter. This 9.0% effective tax rate for the quarter reflects the Company’s current tax position. The company had previously established a full valuation allowance on its deferred tax assets. The prior year quarter effective tax benefit rate of 29.3% reflects the Company’s tax position prior to the full valuation allowance.

Nine months ended September 30, 2022 compared to the nine months ended September 30, 2021

Net interest income compared to the nine months ended September 30, 2021:
•Net interest income was $38.9 million, an increase of $8.3 million.
•Net interest margin increased by 69 basis points to 2.76%.
•Yield on average interest-earning assets increased 35 basis points to 3.18% while the cost of average interest-bearing deposits decreased 35 basis points to 0.35%, reflecting a shift to core deposits.
•Average loans increased by $98.0 million and average interest-bearing deposits decreased by $80.8 million.

Non-interest expense compared to the nine months ended September 30, 2021:
•Non-interest expense was $39.9 million, a decrease of $17.4 million driven by the absence in the 2022 of non-recurring expenses of: a $9.2 million loss on pension withdrawal, a $9.0 million charitable contribution, and $1.4 million in debt extinguishment costs.
•Excluding non-recurring items, non-interest expense increased $2.2 million. An increase of $2.9 million in compensation and benefits costs, $1.1 million in public company and investor-related expenses, and an increase of $460 thousand in fees for professional services due to higher audit and CECL implementation costs, were partially offset by a reduction of $1.0 million in data processing and $602 thousand in advertising, and a lower provision for commitments and letters of credit of $649 thousand.

Income tax expense compared to the nine months ended September 30, 2021:
•Income tax expense was $175 thousand compared to an income tax benefit of $6.5 million for the prior year period. The year-to-date effective tax rate of 8.7% reflects the Company’s current tax position. The company had previously established a full valuation allowance on its deferred tax assets. The effective tax benefit rate of 27.9% for the nine months ended September 30, 2021 reflects the Company’s tax position prior to the full valuation allowance.

Balance Sheet Summary:

September 30, 2022 compared to December 31, 2021

Cash and cash equivalents:
•Cash and cash equivalents decreased $136.1 million compared to December 31, 2021 as the Company deployed cash primarily into higher yielding loans and securities.

Securities available-for-sale:
•Securities available-for-sale decreased $3.6 million to $321.3 million as purchases of securities were more than offset by the fair value decline in the portfolio, as well as amortization and payoffs.
•The rising rate environment contributed to a $39.7 million decline in the net unrealized position of the portfolio.

Gross loans:
•Gross loans held for investment increased $209.8 million to $1.49 billion. Excluding PPP, gross loans increased by $226.5 million.
•Multifamily loans increased $164.2 million, non-residential real estate loans increased $43.9 million, and residential loans increased $30.8 million.
•Originations totaled $420.0 million, including originations of $261.2 million in multifamily loans, $93.3 million in non-residential real estate loans, and $42.3 million in construction loans. In addition, $88.4 million of conforming residential mortgages in New Jersey were purchased during the period.

Deposits and borrowings:
•Deposits totaled $1.27 billion, an increase of $19.5 million since December 31, 2021. Core deposits represented 71.1% of total deposits, compared to 62.0% at December 31, 2021 and 58.8% at September 30, 2021.
•FHLB borrowings increased by $110.0 million to $295.5 million to support loan growth.

Capital:
•Shareholders’ equity decreased by $32.1 million to $397.3 million. The decrease was primarily driven by a $27.2 million reduction in accumulated other comprehensive income reflecting the net impact that the interest rate environment had on the Company’s available-for-sale securities and the swap agreements used in our cash flow hedges partially offset by an increase of $1.7 million in retained earnings.
•The Company repurchased $7.8 million of shares and allocated $3.5 million to fund the shareholder-approved equity grants.
•Tangible equity to tangible assets was 19.72% and tangible common equity per share outstanding was $14.09.
•The Bank’s capital ratios remain above the FDIC’s “well capitalized” standards.

Asset quality:
•Non-performing loans totaled $8.4 million, or 0.56% of total loans compared to $12.0 million, or 0.94% of total loans at December 31, 2021, and $12.5 million, or 1.00% of total loans at September 30, 2021.
•The allowance for loan losses represented 0.91% of total loans compared to 1.13% at December 31, 2021 and 1.22% at September 30, 2021. The allowance for loan losses was 161.7% of non-performing loans compared to 120.4% at December 31, 2021 and 122.3% at September 30, 2021.
•The Company recorded a net release of provision for loan losses of $419 thousand for the quarter ended September 30, 2022 and $777 thousand for the nine months ended September 30, 2022 driven by significant pay downs within the construction and land portfolio, partially offset by growth in our multifamily portfolio.
•Net charge-offs were $31 thousand for the quarter ended September 30, 2022 and $48 thousand for the nine months ended September 30, 2022.

About Blue Foundry

Blue Foundry Bancorp is the holding company for Blue Foundry Bank, a place where things are made, purpose is formed, and ideas are crafted. Headquartered in Rutherford NJ, with a presence in Bergen, Essex, Hudson, Morris, Passaic and Somerset counties, Blue Foundry Bank is a full-service, innovative bank serving the doers, movers, and shakers in our communities. We offer individuals and businesses alike the tailored products and services they need to build their futures. With a rich history dating back more than 145 years, Blue Foundry Bank has a longstanding commitment to its customers and communities. To learn more about Blue Foundry Bank visit BlueFoundryBank.com or call (888) 931-BLUE. Member FDIC.

Conference Call Information

A conference call covering Blue Foundry’s third quarter 2022 earnings announcement will be held today, Wednesday, October 26, 2022 at 11:00 a.m. (EDT). To listen to the live call, please dial 1-844-200-6205 (toll free), 1-646-904-5544 (local) or +1-929-526-1599 (international) and use access code 206943. The webcast (audio only) will be available on BlueFoundryBank.com. The conference call will be recorded and will be available on the Company’s website for one month.

Contact:
James D. Nesci
President and Chief Executive Officer
BlueFoundryBank.com
jnesci@bluefoundrybank.com
201-972-8900

Forward Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: conditions related to the global coronavirus pandemic that has and will continue to pose risks and could harm our business and results of operations; general economic conditions, either nationally or in our market areas, that are worse than expected; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums; changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; a failure or breach of our operational or security systems or infrastructure, including cyber-attacks; the inability of third party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related there to; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; the ability of the U.S. Government to manage federal debt limits; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Financial Condition

	September 30, 2022	June 30, 2022	December 31, 2021
	(unaudited)	(unaudited)	(audited)
	(Dollars in Thousands)
ASSETS
Cash and cash equivalents	$57,324	$54,806	$193,446
Securities available for sale, at fair value	321,320	352,183	324,892
Securities held to maturity (fair value of $26,344, $26,928 and $22,849 at September 30, 2022, June 30, 2022 and December 31, 2021, respectively)	30,749	29,794	23,281
Other investments	15,432	11,337	10,182
Loans, net	1,480,837	1,414,223	1,273,184
Interest and dividends receivable	6,431	5,945	5,372
Premises and equipment, net	29,992	30,684	28,126
Right-of-use assets	25,537	24,163	25,457
Bank owned life insurance	22,012	21,892	21,662
Other assets	22,284	19,023	8,609
Total assets	$2,011,918	$1,964,050	$1,914,211

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$1,266,497	$1,296,674	$1,247,040
Advances from the Federal Home Loan Bank	295,500	205,500	185,500
Advances by borrowers for taxes and insurance	10,926	10,126	9,582
Lease liabilities	26,875	25,461	26,696
Other liabilities	14,782	13,996	15,922
Total liabilities	1,614,580	1,551,757	1,484,740
Shareholders’ equity	397,338	412,293	429,471
Total liabilities and shareholders’ equity	$2,011,918	$1,964,050	$1,914,211

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Operations
(Dollars in Thousands Except Per Share Data) (Unaudited)

	Three months ended			Nine months ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

	(Dollars in thousands)
Interest income:
Loans	$13,692	$12,444	$12,044	$37,792	$36,362
Taxable investment income	2,571	2,320	1,901	6,708	5,064
Non-taxable investment income	109	114	128	344	392
Total interest income	16,372	14,878	14,073	44,844	41,818
Interest expense:
Deposits	1,424	950	1,651	3,256	6,848
Borrowed funds	1,133	766	1,318	2,672	4,357
Total interest expense	2,557	1,716	2,969	5,928	11,205
Net interest income	13,815	13,162	11,104	38,916	30,613
(Release of) provision for loan losses	(419)	594	(338)	(777)	(1,699)
Net interest income after provision for loan losses	14,234	12,568	11,442	39,693	32,312
Non-interest income:
Fees and service charges	650	365	347	1,815	1,410
Gain on sales and calls of securities available for sale	—	14	—	14	—
Other	149	115	142	391	365
Total other income	799	494	489	2,220	1,775
Non-interest expense:
Compensation and employee benefits	7,302	7,008	5,931	21,234	18,321
Loss on pension withdrawal	—	—	9,232	—	9,232
Occupancy and equipment	1,921	1,914	1,853	5,716	5,849
Data processing	1,559	1,393	1,781	4,430	5,432
Debt extinguishment costs	—	—	1,401	—	1,401
Advertising	125	349	603	993	1,595
Professional services	1,012	976	875	3,279	2,819
Directors fees	131	126	136	393	413
Provision (release of provision) for commitments and letters of credit	170	(108)	1,245	(108)	541
Federal deposit insurance	98	99	130	275	384
Contribution to Charitable Foundation	—	—	9,000	—	9,000
Other	1,351	1,262	931	3,692	2,303
Total operating expenses	13,669	13,019	33,118	39,904	57,290
Income (loss) before income tax expense (benefit)	1,364	43	(21,187)	2,009	(23,203)
Income tax expense (benefit)	123	3	(6,217)	175	(6,485)
Net income (loss)	$1,241	$40	$(14,970)	$1,834	$(16,718)
Basic and diluted earnings (loss) per share	$0.05	$—	$(0.68)	$0.07	n/a
Weighted average shares outstanding-basic	26,128,851	26,366,324	21,979,861	26,278,775	n/a
Weighted average shares outstanding-diluted	26,246,039	26,366,324	21,979,861	26,318,267	n/a

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands Except Per Share Data) (Unaudited)

	Three months ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Performance Ratios (%):
Return (loss) on average assets	0.25	0.01	0.12	(3.97)	(2.77)
Return (loss) on average equity	1.20	0.04	0.52	(17.36)	(15.15)
Interest rate spread (1)	2.68	2.71	2.50	2.50	1.96
Net interest margin (2)	2.84	2.83	2.62	2.63	2.15
Efficiency ratio (non-GAAP) (3)	92.37	96.13	104.04	110.59	105.58
Average interest-earning assets to average interest-bearing liabilities	130.30	131.52	131.77	132.04	133.42
Tangible equity to tangible assets (4)	19.72	20.97	21.68	22.42	22.14
Book value per share (5)	$14.11	$14.46	$14.73	$15.06	$15.72
Tangible book value per share (6)	$14.09	$14.43	$14.72	$15.04	$15.70

Asset Quality:
Non-performing loans	$8,409	$9,998	$10,482	$11,983	$12,463
Real estate owned, net	$—	$—	$—	$—	$624
Non-performing assets	$8,409	$9,998	$10,482	$11,983	$13,087
Allowance for loan losses to total loans (%)	0.91	0.98	1.00	1.13	1.22
Allowance for loan losses to non-performing loans (%)	161.73	140.53	128.46	120.38	122.35
Non-performing loans to total loans (%)	0.56	0.70	0.78	0.94	1.00
Non-performing assets to total assets (%)	0.42	0.51	0.54	0.63	0.65
Net charge-offs to average outstanding loans during the period (%)	0.01	—	—	—	—

(1) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.
(3) Efficiency ratio represents adjusted non-interest expense divided by the sum of net interest income plus non-interest income.
(4) Tangible equity equals $396.6 million, which exclude intangible assets ($760 thousand of capitalized software).
Tangible assets equal $2.01 billion and exclude intangible assets.
(5) Per share metrics computed using 28,155,292 total shares outstanding.
(6) Tangible book value equals the Company’s tangible equity of $396.6 million divided by outstanding shares of 28,155,292.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Analysis of Net Interest Income
(Dollars in Thousands) (Unaudited)

	Three Months Ended,
	September 30, 2022			June 30, 2022			September 30, 2021
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

	(Dollars in thousands)
Assets:
Loans (1)	$1,465,114	$13,692	3.71%	$1,369,389	$12,444	3.64%	$1,251,343	$12,044	3.86%
Mortgage-backed securities	197,406	1,055	2.12%	205,387	1,066	2.08%	165,170	762	1.85%
Other investment securities	204,506	1,230	2.39%	208,958	1,144	2.20%	163,393	871	2.14%
FHLB stock	13,141	139	4.20%	10,121	116	4.60%	14,442	183	5.09%
Cash and cash equivalents	49,163	256	2.07%	74,242	108	0.58%	473,797	213	0.18%
Total interest-bearing assets	1,929,330	16,372	3.37%	1,868,097	14,878	3.19%	2,068,145	14,073	2.73%
Non-interest earning assets	61,264			68,003			97,287
Total assets	$1,990,594			$1,936,100			$2,165,432
Liabilities and shareholders' equity:
NOW, savings, and money market deposits	$831,191	759	0.36%	$808,253	312	0.15%	$687,470	242	0.14%
Time deposits	405,823	665	0.65%	431,813	638	0.59%	580,499	1,409	0.97%
Interest-bearing deposits	1,237,014	1,424	0.46%	1,240,066	950	0.31%	1,267,969	1,651	0.52%
FHLB advances	243,647	1,133	1.84%	187,698	766	1.64%	282,153	1,318	1.87%
Total interest-bearing liabilities	1,480,661	2,557	0.69%	1,427,763	1,716	0.48%	1,550,122	2,969	0.77%
Non-interest bearing deposits	49,869			41,429			176,045
Non-interest bearing other	48,103			46,688			42,907
Total liabilities	1,578,633			1,515,880			1,769,074
Total shareholders' equity	411,961			420,220			396,358
Total liabilities and shareholders' equity	$1,990,594			$1,936,100			$2,165,432
Net interest income		$13,815			13,162			$11,104
Net interest rate spread (2)			2.68%			2.71%			1.96%
Net interest margin (3)			2.84%			2.83%			2.15%
(1) Average loan balances are net of deferred loan fees and costs, and premiums and discounts, and include non-accrual loans.
(2) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average interest-earning assets.

	Nine Months Ended September 30,
	2022			2021
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

	(Dollars in thousands)
Assets:
Loans (1)	$1,372,306	$37,792	3.68%	$1,274,274	$36,362	3.82%
Mortgage-backed securities	191,662	2,842	1.98%	153,031	2,201	1.92%
Other investment securities	204,009	3,395	2.22%	139,909	2,324	2.22%
FHLB stock	11,080	371	4.48%	15,662	585	5.00%
Cash and cash equivalents	103,526	444	0.57%	394,656	346	0.12%
Total interest-bearing assets	1,882,583	44,844	3.18%	1,977,532	41,818	2.83%
Non-interest earning assets	69,008			84,360
Total assets	$1,951,591			$2,061,892
Liabilities and shareholders' equity:
NOW, savings, and money market deposits	799,762	1,323	0.22%	663,581	835	0.17%
Time deposits	431,724	1,933	0.60%	648,672	6,013	1.24%
Interest-bearing deposits	1,231,486	3,256	0.35%	1,312,253	6,848	0.70%
FHLB advances	205,828	2,672	1.74%	308,614	4,357	1.89%
Total interest-bearing liabilities	1,437,314	5,928	0.55%	1,620,867	11,205	0.92%
Non-interest bearing deposits	45,338			126,933
Non-interest bearing other	47,691			44,684
Total liabilities	1,530,343			1,792,484
Total shareholders' equity	421,248			269,408
Total liabilities and shareholders' equity	$1,951,591			$2,061,892
Net interest income		$38,916			$30,613
Net interest rate spread (2)			2.64%			1.91%
Net interest margin (3)			2.76%			2.07%
(1) Average loan balances are net of deferred loan fees and costs, and premiums and discounts, and include non-accrual loans.
(2) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average interest-earning assets.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Adjusted Pre-Provision Net Revenue (Non-GAAP)
(Dollars in Thousands Except Per Share Data) (Unaudited)

This press release contains certain supplemental financial information, described in the table below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Blue Foundry's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Blue Foundry's financial results. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Blue Foundry strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Net income, as presented in the Consolidated Statements of Operations, includes the provision for loan losses, provision for commitments and letters of credit, and income tax expense while pre-provision net revenue does not.

	Three months ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

	(Dollars in thousands)
Pre-provision net revenue (PPNR) and efficiency ratio, as adjusted:
Net interest income	$13,815	$13,162	$11,939	$12,336	$11,104
Other income	799	494	927	704	489
Operating expenses, as reported	13,669	13,019	13,216	17,380	33,118
Less: Fee on debt extinguishment	—	—	—	754	1,401
Less: Loss on pension withdrawal	—	—	—	1,974	9,232
Less: Charitable contribution	—	—	—	—	9,000
Less: Provision for commitments and letters of credit	170	(108)	(170)	148	1,245
Less: Loss on assets held for sale	—	—	—	83	—
Operating expenses, as adjusted	13,499	13,127	13,386	14,421	12,240
Pre-provision net revenue (loss), as adjusted	$1,115	$529	$(520)	$(1,381)	$(647)
Efficiency ratio, as adjusted	92.4%	96.1%	104.0%	110.6%	105.6%

Core deposits:
Total deposits	$1,266,497	$1,296,674	$1,283,022	$1,247,040	$1,265,617
Less: time deposits	365,548	430,696	444,936	473,795	521,510
Core deposits	$900,949	$865,978	$838,086	$773,245	$744,107
Core deposits to total deposits	71.1%	66.8%	65.3%	62.0%	58.8%

Tangible equity:
Shareholders’ equity (1) (2)	$397,338	$412,293	$420,214	$429,472	$448,235
Less: intangible assets	760	630	452	437	354
Tangible equity	$396,578	$411,663	$419,762	$429,035	$447,881

Tangible book value per share:
Tangible equity	$396,578	$411,663	$419,762	$429,035	$447,881
Shares outstanding	28,155,292	28,522,500	28,522,500	28,522,500	28,522,500
Tangible book value per share	$14.09	$14.43	$14.72	$15.04	15.70
(1) The Company recorded a deferred tax asset valuation allowance of $16.8 million as of December 31, 2021.
(2) Accumulated other comprehensive income (AOCI) declined by $32.1 million in 2022, largely a result of the rising rate environment which negatively impacted the fair value of the Company’s available-for-sale investment portfolio.